Exhibit 10.1

2800 Wells Branch Parkway

Austin, Texas  78728

December 15, 2016

Mr. Robert L. R. Munden

EVP, General Counsel & Secretary

205 Vista Robles St.

San Antonio, Texas  78232

Dear Robert:

As you know, Harte Hanks, Inc. (“Harte Hanks”) is undergoing a period of leadership transition within the finance function.  We consider your continued service and dedication to Harte Hanks essential to our future success, and we appreciate the additional time and effort you will expend while serving as Harte Hanks’ interim Chief Financial Officer.  To induce your continued employment, Harte Hanks is providing you the opportunity to earn a retention bonus, as described in this letter agreement.

In recognition of your continued service with Harte Hanks through (i) December 31, 2017 or (ii) the occurrence of a “change in control” (as defined in your current amended and restated severance agreement with Harte Hanks) (the “Retention Date”), Harte Hanks will pay you a bonus of $125,000 (the “Retention Bonus”).

If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment in the first administratively feasible payroll cycle after the applicable Retention Date, and it will be subject to all applicable withholdings and deductions required by law.  If your employment is terminated (or notice of termination is given) prior to the Retention Date for any reason whatsoever you will forfeit the Retention Bonus and will not be entitled to any payment in respect thereof.

Your employment remains at-will, meaning that either you or Harte Hanks may terminate your employment relationship at any time and for any reason, with or without cause.  You acknowledge and agree that neither Harte Hanks nor any of its affiliates, officers, or agents makes or has made any representation about the tax consequences of any payments or benefits offered to you under this letter.  The amounts and benefits provided pursuant to this letter are intended to comply with the short term deferral exception to Section 409A of the Internal Revenue Code (the “Code”), set forth in Treas. Reg. § 1.409A-1(b)(4), and shall be interpreted accordingly.

hartehanks.com

Harte Hanks has the authority to interpret all of the terms of this letter agreement and the Retention Bonus payable hereunder.  Determinations and interpretations by Harte Hanks in this respect will be final and conclusive.  This letter agreement contains all of the understandings and representations between Harte Hanks and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to the Retention Bonus.  This letter agreement may not be amended or modified unless in writing signed by both Harte Hanks and you.  This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles and applicable federal law.

Kind regards,

/s/ Andrew P. Harrison
Andrew P. Harrison
EVP & CHRO

AGREED AND ACCEPTED:	/s/ Robert L. R. Munden
[Name] Robert L. R. Munden
	Date:	12/15/16